Exhibit 10.77

May 3, 2010, as amended on May 4, 2010 and May 5, 2010 to reflect comments by and negotiation with Artman-Hodge

Ms. Carole R. Artman-Hodge

61 Rye Road

Rye, New York 10580

Dear Robi:

As we have discussed, your employment with MXenergy, Inc. (the “Company”) will  terminate effective May 14, 2010 (the “Separation Date”).  This letter agreement (the “Agreement”) outlines the benefits available to you and contains other details in connection with your separation of employment.

1.             Severance.    As set forth in your employment agreement dated April 1, 1999, as amended on December 31, 2008 (the “Employment Agreement”), you will be paid severance in the amount of $1,170,000, which is equal to 36 months of your current base salary (the “Severance Payment”), as partial consideration for your executed and effective release and waiver of all claims as provided in Paragraph 5 of this Agreement.  Within 15 days following the Effective Date, you will receive the Separation Payment in a lump sum (less applicable withholdings).  In addition, on the Effective Date, all unvested warrants, options and other securities or evidences of equity ownership (other than the shares of the Company’s stock which you shall retain) held by you as of your Separation Date, if any, will vest and be paid to you in a lump sum within thirty (30) days.  All payments will be sent to your last known address on file with the Company, or (if the Company elects) deposited by direct deposit into your account on file.  For purposes of this Agreement, the “Effective Date” is the eighth (8th) day following your execution of this Agreement and delivery of it to the Company, provided you do not revoke it during the 7-day period following your execution.

2.             Payment of Salary and Accrued, Unused Vacation   On or before the Company’s next regular payday, you will receive payment of all wages (including any remaining accrued, unused vacation as of your Separation Date) through your Separation Date, less applicable withholdings.  In addition, within 15 days following the Effective Date, you will receive a bonus of $150,000 representing your pro-rated bonus for the 2009-2010 fiscal year.  Such payments represent all monetary amounts to which you are entitled, other than as expressly set forth in Paragraph 1 above or otherwise referred to in the last paragraph of Paragraph 5 hereof.

3.             Benefits   If you are a participant in the Company’s health insurance plan, your Company-provided health insurance will end on the last day of the month in which your Separation Date occurs.  However, as partial consideration for your executed and effective release and waiver of all claims as provided in Paragraph 5 of this Agreement, the Company will pay the full cost each month for you to continue your health benefits under COBRA for eighteen (18) months, to the extent that you elect to continue such coverage.  The terms of your health benefits are subject to change from time to time in the same manner as affect the Company’s executive officers.  Your COBRA rights will be explained to you in greater detail under a separate letter from the Company’s third party administrator.

4.             Consulting Arrangement.   You and the Company will enter into a consulting agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”), which will commence on the Separation Date.

5.             Release of Claims.   In return for the benefits provided in Paragraph 1 of this Agreement, which benefits you acknowledge exceed anything to which you would otherwise be entitled absent this release, you, for yourself and your heirs and successors (“related parties”) hereby forever release, remise and discharge, in all capacities, the Company and its members, directors, officers, employees, agents, representatives, successors and assigns (collectively, “Releasees”) from all covenants, obligations, liabilities and agreements, and forever waive all claims, rights and causes of action (hereinafter “claims”) whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that you or any related parties ever had, may have in the future which arose prior to your Separation Date or now have in connection with or arising from your employment relationship with the Company, including, without limitation, (a) claims related to salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation (except as expressly provided under this Agreement; (b) claims arising under any federal, state or local law, statute or ordinance, including without limitation, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers Benefit Protection Act, 29 U.S.C. § 826(f)(1) (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-2000e-17; the Civil Rights Act of 1991; the Americans with Disabilities Act, 42 U.S.C. §§ 12101-12213; the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act; and the Fair Labor Standards Act; and all relevant state and local equivalent acts, including, but not limited to, the Connecticut Fair Employment Practices Act, the Maryland Fair Employment Practices Act, the New Jersey Law Against Discrimination, and Texas Labor Code §§21.051. et seq.; and including, without limitation, any and all claims for punitive damages, attorneys’ fees, expenses and costs of litigation; and (d) claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence, as well as any claims for attorneys’ fees or costs.

By signing this agreement, you do not waive any right to worker’s compensation claims for injuries which were incurred while you were employed by the Company, or to any rights or claims that may arise under the ADEA or otherwise after the Effective Date, or to your right to enforce the terms of this Agreement.  The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  You acknowledge and agree that any breach of any provision of this Section 5 shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to you under this Agreement, to the fullest extent permitted by law.  The foregoing sentence is in addition to, and shall not be construed as limiting or restricting in any way, all other remedies available to the Company at law and in equity in the event of a breach by you of any of the provisions of this Agreement.

The foregoing release shall not apply to your rights (which shall remain in full force and effect):

(a)           to indemnification and releases from liability existing under the Employment Agreement, Certificates of Incorporation, Bylaws, Delaware and other applicable state and federal laws, 401k Plans and director, officer and trustee liability insurance relating to the Company, its subsidiaries and their respective 401k plans, all on terms as are applicable to the  Company’s other officers, directors and trustees’

(b)          as have vested under the 401(k) Plan or under any other “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company in which you participated;

(c)           to reimbursement for claims that accrued and existed prior to the Separation Date under any Company-sponsored health or other benefits plan in which you participated, subject to the terms of such plans;

(d)          to reimbursement of outstanding expenses incurred by you and submitted for reimbursement prior to the Separation Date, subject to the terms of the Company’s existing travel and expense reimbursement policy;

(e)           as a stockholder and noteholder of the Company and/or its affiliates, and as a party to the Shareholders Agreement, the Class A and Class C Voting Rights Agreements, the Equity Registration Rights Agreement, the Notes Registration Rights Agreement, all dated as of September 22, 2009; and

(f)             under this Agreement and the Consulting Agreement.

6.             Company Property ; Confidentiality.   (a)  We remind you that any materials or property (other than personal effects) which you have acquired or prepared while employed by the Company and in connection with that employment are the exclusive property of the Company and must be returned to the Company promptly, subject only to (b) below.  This includes all computer hardware, software, documents (whether or not electronic), files, records, keys, and any other Company equipment, materials or documents (collectively, “Company Property”).

(b)           Notwithstanding anything to the contrary in subparagraph (a), while the Consulting Agreement is in effect the Company will permit your use of a BlackBerry, computer hardware and certain Company software that belongs to (or is licensed by) the Company.  This permission is subject to change or revocation in the Company’s sole discretion.  You agree to comply with all Company security and other policies and procedures relating to all such Company Property.  Promptly upon the termination or expiration of the Consulting Agreement or otherwise if required by the Company, you will return all Company Property (other than the Blackberry) then in your possession.

(c)           Subject only to the express terms of the Consulting Agreement, you are prohibited from using or conveying confidential or proprietary information (except any information which has become public other than through a breach of your or another party’s confidentiality obligation and other than as required by law or legal process) gained in the course of your employment and relating to the Company, its affiliates, and their respective officers, employees, clients or prospective clients.

7.             Acknowledgement of Waiver of Claims Under ADEA.   You acknowledge that, upon signing this Agreement and not revoking it, you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Nothing in this Agreement precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

You acknowledge that you have been advised by this writing that (a) you are advised to consult with an attorney prior to executing this Agreement; (b) you have been given twenty-one (21) days within which to consider this Agreement; and (c) you have seven (7) days following your execution of this Agreement to revoke it, and neither your obligations nor the Company’s obligations under this Agreement will be effective until the revocation period has expired without any revocation by you.

If you are in agreement with the foregoing, please sign in the space provided below, NO EARLIER THAN ON YOUR SEPARATION DATE.  Date it on the day you sign it, and deliver it to Teresa L. Naylor, VP Human Resources, 711 Louisiana Street, Suite 1000, Houston,

TX  77002, no later than 5:00pm CDT on May 24, 2010.   If not signed and returned by such time, the offer of benefits contained in Paragraphs 1, 3 and 4 of this Agreement shall expire and be of no further force and effect.

We wish you the very best in all of your future endeavors.

Sincerely,

/s/ Teresa Naylor

Teresa L. Naylor
Vice President Human Resources

I expressly agree and acknowledge that I was given a copy of this Agreement on May 3, 2010 as amended on May 4, 2010 and May 5, 2010 as the result of my comments and subsequent negotiation with the Company.  I acknowledge that the benefits contained herein include benefits that exceed anything to which I would otherwise be entitled.  I have been advised to, and have had an opportunity to, consult an attorney before signing this Agreement and I have been allowed a period of not less than 21 days to consider signing.  I am signing of my own free will, and I have relied only on the promises written in this Agreement and not on any other promise made by the Company.  I understand that I have seven (7) days after signing this Agreement to revoke it (my revocation must be in writing and sent to Teresa Naylor within such 7-day period), and this Agreement will not be enforceable or effective until such 7-day period has expired without my having so revoked it.

SIGN NO EARLIER THAN YOUR SEPARATION DATE OF MAY 14, 2010.

Agreed this 14th day of May, 2010 by:

/s/ Carole R. Artman-Hodge

Carole R. Artman-Hodge

EXHIBIT A

FORM OF

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) dated as of May 14, 2010, is made by and between Carole R. Artman-Hodge (“Artman-Hodge”), having an address at 61 Rye Road, Rye, New York 10580, and MXenergy, Inc., having an office at 595 Summer Street, Suite 300, Stamford, CT 06901 (the “Company”).

For mutual consideration, the receipt and sufficiency of which are acknowledged by the parties:

1.               Consulting Services.

(a)   For a period of eighteen (18) months commencing on May 14, 2010 (the “Term”), Artman-Hodge (together with any entity formed by her for the purpose of providing consulting services, “Consultant”) agrees to provide consulting services to the Company (“Services”) on matters relating to transition matters, mergers and acquisitions, finance, and other areas mutually agreed between Consultant and the Company.

(b)   Services may be requested from time to time by the Company in its sole discretion.  And performance thereof shall be subject to Consultant’s reasonable availability.  Consultant will be directed by, and responsible to, the Company’s President or any individual designated by him or her.

2.   Compensation and Expenses.

(a)  The Company will pay Consultant (i) an hourly rate of $500 for Services; and (ii) in lieu of the above-stated hourly rate, a flat, per diem rate of $5000 for any day requiring at least four (4) hours of Services and/or travel by Consultant; or on such other basis as mutually agreed in writing by Consultant and the Company.  For purposes hereof, “travel” means pre-approved, business-related travel of at least 50 miles one-way if by train/car, or any distance if by air, and excludes travel between Consultant’s home and the Company’s Stamford, CT office.

(b)  The Company will reimburse Consultant for reasonable, out-of-pocket business expenses incurred by Consultant in providing the Services, all in accordance with the Company’s expense policy and procedures, as may be amended by it from time to time.  For purposes of travel expense reimbursement, trips are deemed to originate from the Company’s Stamford, CT office (or from Consultant’s home office, if cost is less).

(c)  Unless otherwise agreed in writing between the Company and Consultant at the time Consultant is requested to provide Services, Consultant will earn a finder’s fee (“Finder’s Fee”) of 1% of the purchase price (including assumed debt) or financing amount on debt and equity raises and strategic alliances, upon the consummation of any such transaction between the Company or its subsidiaries and any of the parties listed on Exhibit 1 hereto (as updated periodically in writing by mutual agreement) in which Consultant was actively engaged in structuring or negotiating the transaction on behalf of the Company. Notwithstanding the foregoing, the amount of the Finder’s Fee will be reduced by the amount of all consulting fees received by Consultant in connection with such transaction within the 12-month period preceding its consummation.

(d)  All payments due hereunder will be made within 30 days of the date of invoice by wire transfer and shall bear interest at the rate of 1% per month for late payment.

3.  Confidential Information.  Except as may be required and appropriate in connection with Consultant’s provision of the Services, Consultant shall not, without the prior written consent of the Company or as may otherwise be required or permitted in Consultant’s performance of Services hereunder or as otherwise required by law or any legal process, or as is necessary in connection with any adversarial proceeding by a third party against the Company (in which case Consultant shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by it or on behalf of it in the furtherance of its business or to perform Consultant’s Services hereunder, any trade secrets, proprietary or confidential information, knowledge or data relating in any way to the Company, its affiliates, or their respective officers, employees and clients, obtained by or known to Consultant at any time prior to or during the Term and not generally available public knowledge (other than by acts by  Consultant in violation of this Agreement).  Consultant acknowledges that a breach of this Section will result in irreparable harm to the Company that cannot be adequately compensated by monetary damages, and therefore Consultant agrees that, in addition to all other available remedies at law and in equity, the Company may seek and obtain, without objection by Consultant, both preliminary and permanent injunctive relief for any actual or threatened breach hereof.

4.   Waiver of Non-Compete.   The Company hereby waives any and all restrictions  that may exist in any current or prior agreement between the Company and Artman-Hodge with respect to Artman-Hodge’s provision of consulting or other services to or for any person or entity engaged in the energy-efficiency business, provided, however, that Consultant expressly agrees that Consultant will not provide any services on a full-time basis to or for any person or entity for the first twelve (12) months of the Term, other than MyEco Wizard (“MyEco”), a company which is owned by Artman-Hodge.  For purposes hereof, “energy efficiency business” includes the “MyEco” concept, including:

(a)                                             Energy consulting;

(b)                                            Energy audits;

(c)                                             Energy efficiency upgrades and retrofits;

(d)                                            Alternative energy source installations and upgrades;

(e)                                             Technology associated or coupled with home and business energy usage and efficiency;

(f)                                               Peak shaving activities and products;

(g)                                            Eco-friendly products; and

(h)                                              Warranty and repair services.

The Non-Competition Agreement in the Employment Agreement will otherwise expire on May 10, 2011; provided that such Non-Competition Agreement shall not preclude Consultant from performing Services for the Company as permitted or required by this Consulting Agreement.

5.   Independent Contractor Relationship; Taxes. The relationship of Consultant to the Company created by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be deemed to create or continue an employer-employee relationship between Consultant and the Company.  The Company shall have no right to control the day-to-day affairs of Consultant.  Consultant shall be directly responsible for payments to satisfy Consultant’s obligations under all tax laws of every kind, workers’ compensation laws, disability and unemployment insurance laws and the Social Security Act.  Because Consultant is not an employee of the Company, but rather an independent contractor, the Company shall not withhold taxes or any other payroll deductions from payments made to Consultant hereunder, but instead shall report payments made to the Consultant on IRS Form 1099.  Consultant agrees to report all compensation received under this Agreement to the appropriate federal, state or local taxing authorities, and Consultant will not take a position with, or make any statement to, any governmental agency that is contrary to or inconsistent with Consultant’s status as an independent contractor hereunder.  Consultant further agrees to pay, when and as due, any and all taxes incurred or owed by Consultant as a result of the compensation hereunder,  including estimated taxes if applicable, and shall provide the Company with proof of said payments upon request. Consultant hereby agrees to indemnify, defend, and hold harmless the Company from and against any and all claims, losses, costs, fines, assessments, fees, liabilities, damage or injuries suffered by the Company arising out of any breach by Consultant of this Section.

6.  Indemnification.  The Company agrees to indemnify, defend and hold harmless Consultant from and against all third party claims, losses, liabilities and damages (collectively, “Claims”) and all related costs and expenses, including reasonable legal fees (collectively, “Expenses”) incurred by Consultant in connection with Consultant’s performance of Services for the Company, other than those that may arise from Consultant’s gross negligence or willful misconduct.  Consultant agrees to indemnify, defend and hold harmless the Company from and against all Claims and Expenses incurred by the Company as a result of Consultant’s gross negligence or willful misconduct.

7.  Termination.  (a)   Either party shall have the right to terminate this Agreement, immediately upon written notice to the other party, in the event such other party breaches the terms of this Agreement and fails to cure such breach within 15 days following receipt of notice specifying the breach.

(b)  Either party shall have the right to terminate this Agreement, immediately upon written notice to the other party, in the event such other party has breached the terms of the Separation Agreement dated May       , 2010 between the parties (the “Separation Agreement”).

(c)  This Agreement shall automatically terminate in the event Consultant does not execute the Separation Agreement within the 21-day period provided thereunder or executes the Separation Agreement but revokes it within 7 days after its execution.

8.   Entire Agreement.   This Agreement contains the complete agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of Consultant and Consultant’s legal representatives and assigns; provided that in no event shall Consultant’s obligations to perform Services be delegated or assigned, other than to an entity owned by Consultant, which shall be permissible provided Artman-Hodge performs the Services.  The Company may assign or transfer its rights hereunder to any of its affiliates or to a successor corporation in the event of merger, consolidation or transfer or sale of all or substantially all of the assets of the Company.

10.  Amendment and Waiver.  This Agreement may be amended, waived or terminated only in a writing signed by the Company and Consultant; provided, however, that this Agreement shall automatically terminate on November 10, 2011, unless the Company and Consultant otherwise agree in writing.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.  No course of dealing between the parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Consultant of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion, or with regard to one provision, shall not be construed as a bar to, or waiver of, any such right or remedy on any other occasion or with regard to any other provision.

11.  Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision.

12.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.  Notices.   All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses first set forth above, or at such other address as one party notifies the other in accordance with this Section.

14.  Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

15.  Survival.  The provisions of Sections 2 through 6 and 15 hereof shall survive the expiration or termination of this Agreement.

*                  *                  *                  *                  *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

MXENERGY, INC.

By:
Jeffrey A. Mayer
President

CONSULTANT:

Carole R. Artman-Hodge